Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Marshall Murphy

(469) 549-3005

NATIONSTAR MORTGAGE ANNOUNCES FIRST QUARTER 2013 FINANCIAL RESULTS

AND STRATEGIC ACQUISITION

•	GAAP EPS of $0.70 on net income of $63 million

•	Pro forma EPS of $0.85, excluding BofA platform ramp expenses of $22 million

•	Increased EPS guidance for ’13 to $4.05—$4.75 and ’14 to $6.45—$7.50

•	Strategic acquisition of Greenlight Financial Services, a leading direct-to-consumer originator

•	Ending servicing portfolio UPB of $312 billion; pro forma UPB of $435 billion

•	Sequential increase in servicing segment profitability

•	Fourth consecutive quarter of record originations volume and application pipeline

•	Acquired $22 billion in agency servicing UPB in Q2

Lewisville, TX (May 7, 2013) – Nationstar Mortgage Holdings Inc. (NYSE:NSM) (“Nationstar”), a leading residential mortgage services company, today reported quarterly net income of $62.6 million, or $0.70 per share, for the first quarter 2013 compared to $63.8 million, or $0.71 per share, in the fourth quarter 2012 and $50.2 million in the first quarter 2012, or $0.67 per share.

Pro forma Q1’13 EPS was $0.85, after adjusting for $22 million in platform ramp expenses specifically related to the previously announced acquisition of $215 billion in servicing unpaid principal balance (“UPB”) from Bank of America (“BofA”). Pro forma Q1’13 EPS was up in comparison to both the prior quarter EPS of $0.71 and Q1’12 pro forma EPS of $0.44 normalized for share count and taxes.

On a Non-GAAP basis, adjusted EBITDA (“AEBITDA”) for operating segments grew 15% to $178.2 million, or $1.98 per share, for the current quarter versus $155.0 million, or $1.72 per share, in the fourth quarter 2012. In the current quarter AEBITDA margin was 41%.

Nationstar’s revenue grew 30% to $431.1 million in the first quarter from $332.6 million in the prior quarter and was up 163% from $164.1 million in the first quarter of 2012. Pre-tax income from operating segments for the first quarter was $108.7 million, or $1.21 per share, up from $96.6 million, or $1.07 per share, in the fourth quarter of 2012 and up from $61.4 million, or $0.82 per share, in the first quarter of 2012. In the current quarter, pre-tax income margin from operating segments was 25%. Pro forma Q1’13 pre-tax income from operating segments was $130.9 million, or $1.45 per share.

Nationstar’s servicing portfolio, as measured by unpaid principal balance, increased 50% to end the first quarter at $312 billion compared to the prior quarter ending UPB of $208 billion. Q1’13 ending UPB was up 203% over Q1’12 ending UPB of $103 billion. In April, Nationstar closed on a $22 billion agency servicing portfolio acquisition. Pro forma for the agency portfolio acquisition and the closing of the Bank of America PLS portfolios, expected to occur in the second quarter, Nationstar’s UPB is approximately $435 billion.

“We generated strong momentum across our mortgage services platform in Q1,” said Jay Bray, Chief Executive Officer of Nationstar. “In servicing we grew our portfolio organically and through high-return acquisitions. In originations our quarterly activity increased across the board, and we see increased HARP potential. Solutionstar is making solid progress on its initiatives as it builds its high-margin, fee-based business.”

“We are excited to announce the strategic acquisition of Greenlight Financial Services, a leading direct-to-consumer originator that provides us with another profitable lending channel for servicing asset generation,” Bray continued. “We welcome the Greenlight employees to the Nationstar family. The macro landscape offers tremendous opportunities to Nationstar, and we will continue to be opportunistic as we focus on the customer experience, asset performance and shareholder value.”

Chief Financial Officer David Hisey said, “We delivered another quarter of strong financial results while managing significant volume growth and build out of our infrastructure. Within servicing, our profitability initiatives are progressing, and we saw increased income and profit margins. Origination results were strong as we maintained elevated margins with an emphasis on recapture. Reflecting the opportunities in front of us and the asset acquisition from Greenlight, we are increasing our full year 2013 and 2014 earnings guidance.”

GUIDANCE: AEBITDA and EARNINGS PER SHARE

For the year ending December 31,
	2013 Range	2014 Range
AEBITDA per Share	$10.10 - 11.75	$14.70 - 17.10
Earnings per Share	$4.05 - 4.75	$6.45 - 7.50

Business Segments

Servicing

Servicing fee income before fair value adjustments increased 37% to $239.7 million in first quarter 2013 compared to $174.6 million in the prior quarter. Servicing fee income of $206.5 million was up 42% versus the prior quarter.

The average portfolio UPB for the first quarter was $260 billion, a 28% increase over the prior quarter average of $203 billion, primarily due to the closing of the Agency and Government servicing portfolios from BofA. Nationstar continues to evaluate a pipeline of bulk MSR purchase opportunities in excess of $300 billion in aggregate UPB. Nationstar has executed on flow agreements that are expected to produce $15 billion in annual volume, with flow servicing annual potential in excess of $50 billion as the program grows with additional clients.

Servicing pre-tax income increased 173% to $40.7 million from $14.9 million in the prior quarter and 108% compared to $19.6 million in the year-ago quarter. Servicing pre-tax margin was 17% in the current quarter. Pro-forma Q1’13 servicing pretax income was $53.8 million after excluding BofA-servicing ramp expenses of $13.2 million.

The fair value of mortgage servicing rights decreased in the current quarter by $9.7 million, versus a decrease of $25.4 million in the prior quarter. Total servicing portfolio Q1’13 prepayments as measured by CPR were approximately 16% annualized.

Servicing AEBITDA increased 50% in the current quarter to $100.1 million compared to $66.9 million in the fourth quarter 2012 and was up 187% from $34.9 million in the first quarter of 2012. Servicing AEBITDA margin was 41% in the current quarter, and servicing AEBITDA as a percentage of UPB was 15 basis points, an increase from the 13 basis point level in the prior quarter.

Expenses were higher in the quarter as the servicing portfolio grew significantly and Nationstar ramped the platform in advance of portfolio acquisitions and boarding. BofA-servicing ramp expenses included the hiring of 1,000 employees and contractors. In addition, Nationstar paid $12 million in subservicing fees to Bank of America during the pre-boarding phase of the transaction.

Nationstar’s 60 day-plus delinquency rate decreased to 13.8% of UPB, down from 15.3% in the fourth quarter. This decrease reflects Nationstar’s continued focus on improving portfolio performance which preserves homeownership, increases value for credit owners, and lowers servicing costs.

Origination

Origination revenue increased 7% to $185.7 million in first quarter 2013 on an 11% increase in fundings to $3.4 billion. Excluding correspondent, quarterly origination volume from portfolio recapture, wholesale, and builder channels increased 25% to $3.1 billion. Nationstar’s recapture rate during the first quarter increased to 45%, up from 37% in the fourth quarter. The total application pipeline grew 17% from the prior quarter to $7.8 billion, and the locked pipeline grew 29% to $6.4 billion. Nationstar now expects origination volume of $23 billion in 2013.

In the current quarter, Nationstar originated $1.8 billion of loans under the Home Affordable Refinance Program (“HARP”), or 53% of total origination volume. To date, Nationstar has originated over $7.2 billion of HARP loans. The addition of the Bank of America portfolio has more than doubled Nationstar’s population of HARP eligible loans. In April, the FHFA announced that it is extending the HARP program by two years to December 31, 2015.

Origination gain-on-sale margins continue to be strong due to our focus on high value-added channels such as recapture. Excluding the recently launched correspondent channel, origination revenue as a percentage of funded volume was 585 basis points, with total origination revenue including correspondent at 544 basis points. Of the $3.4 billion in fundings, 92% were from the consumer direct/builder/wholesale channels, and 8% were from the correspondent channel. Nationstar views the correspondent channel as a way to selectively acquire servicing assets at attractive prices.

Origination pre-tax income for the quarter was $68.0 million, versus $81.7 million in the prior quarter and $41.8 million in the year-ago quarter. Origination pre-tax income margin was 37% in the current quarter. Pro-forma Q1’13 origination pre-tax income was $77.1 million after excluding BofA-origination ramp expenses of $9.1 million.

Origination AEBITDA for the quarter was $78.2 million, down from $88.1 in the fourth quarter of 2012, but up from $42.4 in the first quarter of 2012. Origination AEBITDA margin was 42% in the current quarter.

Expenses were higher in the quarter due to BofA-origination ramp expenses and increased staffing and vendor costs that accompanied the significant growth in pipeline applications, locks and fundings. BofA-origination ramp expenses included the hiring of 200 employees and contractors in advance of expected volume increases generated from the acquired portfolio.

Greenlight Financial Services Acquisition

In May, Nationstar entered into a definitive agreement to acquire the mortgage origination business of Greenlight Financial Services (“Greenlight”) for up to $75 million in cash. The acquisition price represents a 1.2x and 0.7x multiple, respectively, on Greenlight’s estimated full year 2013 net income and 2013 AEBITDA. The acquisition is expected to close in the second quarter and to be immediately accretive.

Greenlight, based in Irvine, California, utilizes a high-volume, rapid turn time funding model with proven experience in television, radio, and other media. The acquisition will further diversify Nationstar’s origination channels and add a low-cost, profitable source for servicing asset creation, while also providing additional capacity for HARP and recapture loans. Nationstar expects Greenlight to originate in excess of $8 billion annually. Greenlight has over 700 employees.

Solutionstar

In February, Nationstar announced the acquisition of Equifax Settlement Solutions (“ESS”), a leading provider of appraisal, title and closing services that serves a broad array of blue chip clients, including the largest financial institutions in the United States. Nationstar rebranded the acquired entity as “Solutionstar Settlement Services.” Solutionstar generated revenue of $33 million in the first quarter.

Solutionstar is planning to significantly expand the REO management business, as property sale opportunities are expected to significantly increase with the closing of the BofA private-label servicing acquisition. Solutionstar completed over 2,300 REO dispositions in the first quarter. Solutionstar recently launched the Homesearch.com platform, which provides an online real estate marketplace for home buyers, sellers and investors to connect and conveniently complete sales transactions.

Non-GAAP Financial Measures

This disclaimer applies to every usage of “Adjusted EBITDA” or “AEBITDA”, “Pro forma Earnings per Share” or “Pro Forma EPS”, “Pro forma Pre-Tax Income”, and “Pro forma AEBITDA per Share” in this presentation. Adjusted EBITDA is a key performance metric used by management in evaluating the performance of our segments. Adjusted EBITDA represents our Operating Segments’ income (loss), and excludes income and expenses that relate to the financing of our senior notes, depreciable (or amortizable) asset base of the business, income taxes, and exit costs from our restructuring and certain non-cash items. Adjusted EBITDA also excludes results from our legacy asset portfolio and certain securitization trusts that were consolidated upon adoption of the accounting guidance eliminating the concept of a qualifying special purpose entity. Pro-forma EPS is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better earnings per share comparison to prior periods. Pro forma Q1 ’13 EPS excludes certain expenses related to the acquisition of the $215 billion servicing portfolio from Bank of America. These expenses include the advance hiring of servicing and originations staff, recruiting expenses and travel and licensing expenses. Pro forma pre-tax income is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better earnings per share comparison to prior periods. Pro forma Q1 ’13 EPS excludes certain expenses related to the acquisition of the $215 billion servicing portfolio from Bank of America. These expenses include the advance hiring of servicing and originations staff, recruiting expenses and travel and licensing expenses. This disclaimer applies to every usage of pro-forma AEBITDA per share in this presentation. Pro-forma AEBITDA per share is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better AEBITDA per share comparison to prior periods. Pro-forma Q1 ’13 AEBITDA per share excludes certain expenses related to the acquisition of the $215 billion servicing portfolio from Bank of America. These expenses include the advance hiring of servicing and originations staff, recruiting expenses and travel and licensing expenses.

Conference Call Webcast and Investor Presentation

Chief Executive Officer, Jay Bray, and Chief Financial Officer, David Hisey, will host a conference call for investors and analysts to discuss Nationstar’s first quarter 2013 results and other general business matters at 10:00 a.m. (ET) on Tuesday, May 7, 2013. To listen to the event live or in an archive which will be available for 14 days, visit Nationstar’s website at http://investors.nationstarholdings.com. The conference call will also be accessible by dialing 866-953-6856, or 617-399-3480 internationally. Please use the participant passcode 99569088 to access the live conference call. An investor presentation will also be available at http://investors.nationstarholdings.com.

Financial Tables

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(dollars and shares in thousands, except per share data)

	Three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
Revenues
Servicing fee income	$197,596	$145,496	$86,190
Other fee income	44,879	12,070	7,370

Total fee income	242,475	157,566	93,560
Gain on mortgage loans held for sale	188,587	175,048	70,512

Total revenues	431,062	332,614	164,072
Total expenses and impairments	268,571	200,268	96,577
Other income (expense)
Interest income	29,608	30,406	11,201
Interest expense	(92,374)	(71,400)	(24,980)
Gain (Loss) on interest rate swaps and caps	1,268	708	(268)
Contract termination	—	15,600	—
Loss on equity method investment	—	(13,244)	(117)

Total other income (expense)	(61,498)	(37,930)	(14,164)
Income before taxes	100,993	94,416	53,331
Income tax expense	38,377	30,657	3,145

Net income	62,616	63,759	50,186

Less: Net income attributable to noncontrolling interests	—	—	—

Net income and comprehensive income attributable to Nationstar Inc.	62,616	63,759	50,186

Earnings per share:
Basic earnings per share	$0.70	$0.72	$0.67

Diluted earnings per share	$0.70	$0.71	$0.67

Weighted average shares:
Basic	89,293	89,173	74,388
Dilutive effect of stock awards	649	711	173

Diluted	89,942	89,884	74,561

Dividends declared per share	$—	$—	$—

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2013	December 31, 2012	March 31, 2012
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents	$220,039	$152,649	$355,994
Restricted cash	360,467	393,190	108,854
Accounts receivable	3,614,827	3,043,606	521,615
Mortgage loans held for sale	1,703,709	1,480,537	378,561
Mortgage loans held for investment, subject to nonrecourse debt—Legacy Assets	235,915	238,907	241,239
Reverse mortgage interests	978,652	750,273	148,365
Receivables from affiliates	8,927	12,604	13,148
Mortgage servicing rights – fair value	1,289,643	635,860	266,169
Mortgage servicing rights – amortized cost	10,941	10,973	—
Property and equipment, net	77,407	75,026	25,106
Real estate owned (REO), net	15,487	10,467	5,720
Other assets	369,551	322,051	113,991

Total assets	$8,885,565	$7,126,143	$2,178,762

Liabilities and equity
Notes payable	$3,409,886	$3,601,586	$767,754
Unsecured senior notes	1,669,146	1,062,635	280,568
Payables and accrued liabilities	1,529,898	631,431	241,317
Derivative financial instruments	26,895	20,026	7,240
Mortgage servicing liabilities	82,931	83,238	17,102
Nonrecourse debt—Legacy Assets	98,388	100,620	109,794
Excess spread financing (at fair value)	498,906	288,089	47,324
Participating interest financing	745,263	580,836	114,322

Total liabilities	$8,061,313	6,368,461	1,585,421

Total Nationstar Inc. stockholders’ equity	819,262	757,682	593,341
Noncontrolling interest	4,990	—	—

Total equity	824,252	757,682	593,341

Total liabilities and equity	$8,885,565	$7,126,143	$2,178,762

SERVICING FEE INCOME DETAIL

(dollars in thousands)

	Three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
	(unaudited)		(unaudited)
Total servicing fee income before MSR fair value adjustments	$239,735	$174,645	$89,764
Fair value adjustments on excess spread financing	(23,891)	(5,633)	(4,852)
Reverse mortgage servicing amortization/accretion	275	1,844	633
Fair value adjustments on MSR
Due to changes in valuation inputs or assumptions	43,362	(1,169)	9,368
Due to other changes in fair value	(53,021)	(24,263)	(8,873)

Servicing fee income	206,460	145,424	86,040

Other fee income	39,065	14,078	7,419

Total servicing fee income	$245,525	$159,502	$93,459

PRO-FORMA EARNINGS PER SHARE RECONCILIATION

(dollars in thousands)

	Three months ended
	March 31, 2013	March 31, 2012
	(unaudited)	(unaudited)
Net income	$62,616	$50,189
Income taxes	38,377	3,145

Income before taxes	100,993	53,331
Portfolio acquisition ramp expenses	22,228	—

Pro-forma pre-tax income	123,221	53,331
Income taxes (using estimated Q2 ’12 tax rate for Q1 ’12)	(46,823)	(13,893)

Pro-forma Income	76,397	39,438

Average shares outstanding (using Q2 ’12 share count for Q1 ’12)	89,942	89,528
Pro-forma EPS	$0.85	$0.44

PRO-FORMA OPERATING AEBITDA PER SHARE RECONCILIATION

(dollars in thousands)

	Three months ended
	March 31, 2013	March 31, 2012
	(unaudited)	(unaudited)
AEBITDA	$178,235	$77,243
Portfolio acquisition ramp expenses	22,228	—

Pro-forma AEBITDA	200,463	$77,243

Average shares outstanding	89,942	89,528
Pro-forma AEBITDA per share	$2.23	$0.86

AEBITDA RECONCILIATION

(dollars in thousands)

	Three months ended
Net Income from Operating Segments to Adjusted EBITDA Reconciliation	March 31, 2013	December 31, 2012	March 31, 2012
Net income	$62,616	$63,759	$50,186
Plus:
Net loss from Legacy Portfolio and Other	7,686	2,189	8,047
Income tax expense	38,377	30,657	3,145

Net income from Operating Segments	108,679	96,605	61,378
Adjust for:
Interest expense from unsecured senior notes	30,690	24,165	8,542
Depreciation and amortization	3,528	3,107	1,242
Change in fair value of mortgage servicing rights	9,659	25,432	(495)
Amortization/accretion of reverse mortgage servicing	(275)	(1,844)	(633)
Share-based compensation	2,858	2,675	2,395
Fair value changes on excess spread financing	23,891	5,633	4,852
Fair value changes in derivatives	(795)	(813)	(38)

Adjusted EBITDA	$178,235	$154,960	$77,243

Adjusted EBITDA per share	$1.98	$1.72	$1.04

Earnings per share	$0.70	$0.71	$0.67

SEGMENT AEBITDA AND PRO FORMA PRE-TAX INCOME RECONCILIATION

(dollars in thousands)

FOR QUARTER ENDED MARCH 31, 2013

Adjusted EBITDA to Net Income/(Loss) Reconciliation	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA	$100,077	$78,158	$178,235	$(7,786)	$170,449
Interest expense on corporate notes	(22,667)	(8,023)	(30,690)	—	(30,690)
MSR valuation adjustment	(9,659)	—	(9,659)	—	(9,659)
Excess spread adjustment	(23,891)	—	(23,891)	—	(23,891)
Amortization of mortgage servicing obligations	275	—	275	—	275
Depreciation & amortization	(2,548)	(980)	(3,528)	(373)	(3,901)
Stock-based compensation	(1,710)	(1,148)	(2,858)	—	(2,858)
Fair value adjustment for derivatives	795	—	795	473	1,268

Pre-Tax Income/Loss	40,672	68,007	108,679	(7,686)	100,993
Income Tax					(38,377)

Net Income/Loss					62,616

Pre-Tax Income/Loss	40,672	68,007	108,679	(7,686)	100,993
Ramp expenses	13,172	9,057	22,228	—	22,228

Pro Forma Pre-Tax Income/Loss	53,844	77,064	130,907	(7,686)	123,221
Average shares outstanding	89,942	89,942	89,942	89,942	89,942

Earnings per share					$0.70

Pre-Tax Income per share	$0.45	$0.76	$1.21	$(0.09)	$1.12

AEBITDA per share	$1.11	$0.87	$1.98	$(0.09)	$1.89

SEGMENT AEBITDA RECONCILIATION

(dollars in thousands)

FOR QUARTER ENDED DECEMBER 31, 2012

Adjusted EBITDA to Net Income/(Loss) Reconciliation	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA	$66,878	$88,082	$154,960	$(1,927)	$153,033
Interest expense on corporate notes	(19,959)	(4,206)	(24,165)	—	(24,165)
MSR valuation adjustment	(25,432)	—	(25,432)	—	(25,432)
Excess spread adjustment	(5,633)	—	(5,633)	—	(5,633)
Amortization of mortgage servicing obligations	1,844	—	1,844	—	1,844
Depreciation & amortization	(2,020)	(1,087)	(3,107)	(155)	(3,262)
Stock-based compensation	(1,576)	(1,099)	(2,675)	(2)	(2,677)
Fair value adjustment for derivatives	813	—	813	(105)	708

Pre-Tax Income/Loss	14,915	81,690	96,605	(2,189)	94,416
Income Tax					(30,657)

Net Income					$63,759

Average shares outstanding	89,884	89,884	89,884	89,884	89,884

Earnings per share					$0.71

Pre-Tax Income per share	$0.17	$0.91	$1.07	$(0.02)	$1.05

AEBITDA per share	$0.74	$0.98	$1.72	$(0.02)	$1.70

FOR QUARTER ENDED MARCH 31, 2012

Adjusted EBITDA to Net Income/(Loss) Reconciliation	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA	$34,851	$42,393	$77,244	$(7,453)	$69,790
Interest expense on corporate notes	(8,542)	—	(8,542)	—	(8,542)
MSR valuation adjustment	495	—	495	—	495
Excess spread adjustment	(4,852)	—	(4,852)	—	(4,852)
Amortization of mortgage servicing obligations	633	—	633	—	633
Depreciation & amortization	(860)	(383)	(1,243)	(288)	(1,531)
Stock-based compensation	(2,156)	(239)	(2,395)	—	(2,395)
Fair value adjustment for derivatives	38	—	38	(306)	(268)

Pre-Tax Income/Loss	19,607	41,771	61,378	(8,047)	53,331
Income Tax					(3,145)

Net Income/Loss					$50,186

Average shares outstanding	74,561	74,561	74,561	74,561	74,561

Earnings per share					$0.67

Pre-Tax Income per share	$0.26	$0.56	$0.82	$(0.11)	$0.72

AEBITDA per share	$0.47	$0.57	$1.04	$(0.10)	$0.94

About Nationstar Mortgage Holdings Inc.

Based in Lewisville, Texas, Nationstar offers servicing, origination, and real estate services to financial institutions and consumers. Nationstar is one of the largest servicers in the United States, with a servicing portfolio of $312 billion in unpaid principal balance. Nationstar’s integrated loan origination business mitigates servicing portfolio run-off and improves credit performance for loan investors. Our Solutionstar business unit offers asset management, settlement, and processing services. Nationstar currently employs over 5,400 people. Additional corporate information is available at www.nationstarholdings.com.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements convey Nationstar’s current expectations or forecasts of future events. When used in this release, the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “target,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Nationstar’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of Nationstar’s Form 10-K for the year ended December 31, 2012, and other filings Nationstar makes with the SEC, which are available at the SEC’s website at http://www.sec.gov. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. Unless required by law, Nationstar undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this release.

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